FXCM Proposes Acquisition of Gain Capital

Combined Company Expected to be Accretive to All Parties

Conference Call Scheduled for 8:15 a.m. on Tuesday, April 9, 2013

Proposed Acquisition Highlights:

•	Would create an industry leader with potentially significant benefits of improved scale economics
•	Pro forma 2012 revenues of ~$569 million, client assets of ~$1.6 billion(1) and estimated post-synergy run-rate Adjusted EBITDA of between ~$163 and ~$183 million(2)
•	Potential significant operating synergies which can potentially drive between $50 and $70 million in incremental run-rate EBITDA once integration is complete
•	Potential capital synergies could result in the release of between $80 and $100 million in currently restricted cash
•	Projected to be accretive in 2014 after excluding one-time restructuring cost

NEW YORK, NY – April 8, 2013 – FXCM Inc. (“FXCM”) (NYSE: FXCM), a leading online provider of foreign exchange, or FX, trading and related services, today announced it is proposing to merge with and acquire Gain Capital Holdings LLC (“GAIN”) (NYSE: GCAP).

The proposal was communicated this evening in a letter from FXCM to Gain’s Board of Directors, to inform them of FXCM’s desire to reach agreement on a transaction that would create the industry leader in online FX trading.

“FXCM believes that the substantial potential operating and capital synergies between the two companies would result in an accretive deal with a strong growth profile and improved economies of scale,” said Drew Niv, CEO of FXCM. “Additionally, FXCM believes customers of both FXCM and Gain will greatly benefit from the expected improvement of financial strength and stability of the combined entity.”

“This proposed merger is the highest priority for FXCM, and we hope that Gain is as excited as we are about the potential a combined company could have.”

The proposed transaction would give Gain shareholders 0.3996 shares of FXCM Class A common stock for each share of Gain common stock. Based on FXCM’s closing price of $13.39 on Monday, April 8, 2013, this results in an offer price of $5.35 per share of Gain common stock, which in aggregate would represent $210.4 million in total value. This price represents a 25% premium to Gain’s closing share price on April 8, 2013. FXCM is also prepared to offer up to $50 million in cash consideration in lieu of FXCM shares.

1 Pro forma figures exclude transaction fees and other expenses associated with the proposed transaction.

2 FXCM Adj. EBITDA excludes certain items relating to the IPO of FXCM and other one-time charges and non-recurring items.

Conference Call

FXCM will host a conference call to discuss the proposed business combination at 8:15 a.m. (EST) tomorrow. This conference call will be available to domestic participants by dialing 877.303.9132 and 408.337.0136 for international participants. The conference ID number is 34133919.

A live, audio webcast, a copy of FXCM's presentation and replay of this conference call will also be available at http://ir.fxcm.com/.

The full text of the letter issued by FXCM to Gain’s Board of Directors follows:

April 8, 2013

Board of Directors

GAIN Capital Holdings, Inc.

Bedminster One

135 Route 202/206

Bedminster, New Jersey 07921

Attention: Peter Quick, Chairman

Attention: Glenn Stevens, Chief Executive Officer

Dear Members of the Board:

I am writing to you, on behalf of the Board of Directors of FXCM Inc. (“FXCM”), to make a proposal for a merger with GAIN Capital Holdings, Inc. (“GAIN”). Under our proposal, we would be prepared to offer 0.3996 shares of FXCM Class A common stock for each share of GAIN common stock (the “Proposal”). Based on FXCM’s closing price as of April 8, 2013 of $13.39, our Proposal represents an offer price of $5.35 per GAIN share, which in aggregate would represent $210.4 million in total value(1). Our Proposal would entitle GAIN’s shareholders to approximately 15.7 million shares of FXCM Class A common stock, or a 16.2% ownership interest in the combined company. Depending on the preferences of your shareholders and their potential desire for immediate liquidity, we would be prepared to include consideration of $50 million of cash in lieu of stock. Our Proposal is not subject to any financing contingency.

Our Proposal represents a 25% premium to GAIN’s closing stock price of $4.27 as of April 8, 2013(1), and exceeds GAIN’s 52-week high(2) of $5.31 on April 27, 2012. We believe that, based on various financial and operating metrics outlined in more detail in the attached slide presentation (the “Presentation”), the Proposal represents an attractive value proposition for your shareholders. Moreover, we believe the substantial operating synergies, capital efficiencies, expanded operating scale, and improved trading characteristics of the combined company present a compelling rationale for this transaction and an attractive opportunity for potential future appreciation in value for GAIN shareholders.

(1)	Assumes 39.3 million total GAIN shares outstanding, including 35.5 million basic shares outstanding, 2.2 million shares of restricted stock and 1.6 million shares due to exercisable options. Also assumes 81.6 million fully diluted FXCM shares outstanding.

(2)	Based on historical closing prices.

Substantial Operating Synergies: As outlined on slide 11 of the Presentation, we believe our overlap of products, target markets, and regulatory requirements create a unique opportunity to potentially realize material synergies through a merger. The regulatory requirements of maintaining a presence in the world’s major FX markets create high fixed costs for brokers – by combining businesses, these fixed costs can be leveraged over a larger revenue base. We estimate that when integration is complete, synergies could potentially drive in excess of $50 million in incremental run-rate EBITDA per year.

Capital Efficiencies: We believe the combined entity could also potentially realize significant balance sheet and regulatory capital efficiencies. As outlined on slide 12 of the Presentation, we believe that a significant amount of GAIN’s cash currently restricted as regulatory capital and designated as collateral for trading partners could be freed up and deployed to further enhance shareholder value.

Operating Scale: It is our strong view that scale is critical to success in financial services and especially so in the global FX business, where fixed costs and capital requirements are high and increase with every regulated jurisdiction in which a firm has a presence. We believe that brokers with operating scale enjoy consistently higher margins, lower costs with trading partners and higher returns on equity. Slide 25 of the Presentation illustrates this in a comparison of key metrics of comparable firms including our own.

As illustrated in the Presentation, we believe that the combined company would enjoy several enhanced attributes of our business model, and that GAIN’s shareholders would benefit significantly by participating in the combined company. In particular, we believe that:

•	Increased, operating scale enables us to maintain / grow trading volume and deliver more consistent results despite significant drops in volatility; and

•	International diversity has helped us mitigate the impact of changes in local regulations of any one particular key market, and that diversity plus our agency model mitigates exposure to potential adverse regulatory changes in the US market in particular

Attractive Trading Characteristics: We believe our Proposal offers GAIN shareholders the opportunity to hold shares with improved trading characteristics, including greater liquidity, more extensive research coverage, fewer institutional investor limitations, and better correlation with the positive performance of the business. With wider research analyst coverage, average daily dollar trading volume over 8x the average volume of GAIN, and a broader institutional investor base, we believe our proposed exchange of FXCM shares for GAIN shares provides GAIN shareholders with an immediate tangible benefit.

In summary, we believe our Proposal presents GAIN’s shareholders with the opportunity to exchange their GAIN shares for a share in a combined business with significant potential for upside from synergies and scale economics; multiple capital efficiencies; better protection against market and regulatory challenges; and potential for expanded liquidity to realize value in this transaction or at points in the future.

We have engaged Barclays and Financial Technology Partners as our financial advisors and Simpson Thacher & Bartlett LLP as legal counsel. We have completed an extensive, thorough analysis of GAIN’s publicly available information. We do not believe that there are significant regulatory or other impediments to the consummation of the proposed transaction. Our Proposal is subject to the negotiation of a definitive merger agreement. Given our high level of familiarity with the retail FX space and GAIN, we would need only to conduct limited confirmatory due diligence and we are prepared to devote a cross-functional team of senior managers to this important project.

We believe that a merger of our two companies would create an industry-leader, allowing our shareholders to be part of a larger, stronger organization. This merger is the highest priority for FXCM and has the unanimous support of our Board of Directors and management team.

We aim to work together with you and the rest of GAIN’s Board to work through the details of our Proposal. We want to ensure that all of our shareholders are aware of the opportunity to participate in the combined company and are therefore publicly releasing the contents of this letter.

My team and I are available to meet with you, your management team and your Board as soon as practicable to discuss the terms and merits of our Proposal.

We look forward to hearing from you soon and working with the GAIN team to advance the best interests of our respective companies and hope that you will be as excited as we are about the benefits of this proposed combination.

Yours truly,

/s/ Drew Niv

Drew Niv

Chief Executive Officer

FXCM Inc.

55 Water St, 50th Floor

New York, NY 10041

CC: Board of Directors, GAIN Capital Holdings, Inc.

(c/o Mr. Diego Rotsztain, General Counsel & Secretary)

The supplemental slide presentation referenced in the letter above will be available on the SEC website (http://www.sec.gov) as well as on FXCM’s Investor Relations website (http://ir.fxcm.com/) tomorrow April 9, 2013

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM’s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions , risks related to the proposed transaction involving FXCM and Gain, which include, but are not limited to, the risks that the proposed transaction may not be completed; that, if completed, the businesses of FXCM and Gain may not be combined successfully or that such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; that the expected synergies from the proposed transaction may not be fully realized or may take longer to realize than expected and those other risks described under “Risk Factors” as such factors may be updated from time to time in FXCM Inc.’s most recent annual report on Form 10-K, FXCM Inc.’s quarterly reports on Form 10-Q and other SEC filings, which are accessible on the SEC’s website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our SEC filings. FXCM undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Any information concerning Gain contained in this release has been taken from, or is based upon, publicly available information. Although FXCM does not have any information that would indicate that any information contained in this release that has been taken from such publicly available information is inaccurate or incomplete, FXCM does not take any responsibility for the accuracy or completeness of such information

Important Legal Information

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release is being made in respect of the business combination transaction with GAIN proposed by FXCM, which may become the subject of a registration statement filed with the SEC. This press release is not a substitute for any prospectus, proxy statement or any other document which FXCM may file with the SEC in connection with the proposed transaction. Investors are urged to read any such documents regarding the proposed transaction that are fileD with the SEC carefully and in their entirety IF AND when they become available because they will contain important information about the proposed transaction. Such documents would be available free of charge at the SEC’s website (http://www.sec.gov) or at FXCM’s website (http://www.fxcm.com ) by following the link to “Investor Relations” and then under the tab “Financial Information – SEC Filings”.

FXCM and its directors and executive officers may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction with GAIN. Neither FXCM nor any of its directors or executive officers beneficially own any shares of common stock of Gain. Additional information regarding FXCM’s directors and executive officers is available in FXCM’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 30, 2012. Other information regarding potential participants in any such proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange, or FX, trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk FX trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, offers Contract for Difference (“CFD”) products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with FX on one platform. In addition, FXCM offers educational courses on FX trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Please read the full disclaimer at http://www.fxcm.com/legal/trading-execution-risks/.

For Investors and Media:
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications and Investor Relations
jklein@fxcm.com